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QUANEX CORPORATION	January 24, 2002
1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600
Dear Fellow Stockholder:

You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 28, 2002, at the Company's principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.
This year you will be asked to vote in favor of one proposal. The proposal concerns the election of three directors. This matter is more fully explained in the attached proxy statement, which you are encouraged to read.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.
Thank you for your cooperation.
Sincerely,

Raymond A. Jean Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 28, 2002

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company, 1900 West Loop South, Suite 1500, Houston, Texas, on February 28, 2002, at 8:00 a.m., C.S.T., for the following purposes:

  (1)
  To elect three directors to serve until the Annual Meeting of Stockholders in 2005, and

  (2)
  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

        The Board of Directors has fixed the close of business on January 11, 2002, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.

        Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting.

        The Company's Annual Report to Stockholders for the year ended October 31, 2001, accompanies this Notice.

                      By order of the Board of Directors,

                      Michael W. Conlon, Secretary

Houston, Texas
January 24, 2002

PROXY STATEMENT

Annual Meeting of Stockholders
To Be Held February 28, 2002

        This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 24, 2002, to all holders of record on January 11, 2002, (the "Record Date"), of the Common Stock, $.50 par value ("Common Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders to be held at the Company's principal executive offices, 1900 West Loop South, Suite 1500, Houston, Texas, 77027, at 8:00 a.m., C.S.T., on Thursday, February 28, 2002, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a stockholder attending and voting in person at the meeting.

        The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining stockholders who are entitled to receive notice of and to vote at the meeting, there were 13,539,971 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

        The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firm of D. F. King & Co., which has been retained by the Company to assist in the solicitation for a fee of approximately $3,500.00. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

MATTERS TO COME BEFORE THE MEETING

(1) Election of Directors

        Three directors are to be elected at the meeting. The Company's Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of three directors, Susan F. Davis, Russell M. Flaum, and Michael J. Sebastian, expire at the 2002 Annual Meeting. The proposed nominees for director for a term expiring at the 2005 Annual Meeting are Ms. Davis and Messrs. Flaum and Sebastian. The respective terms of directors expire on the dates set forth below.

Nominees for election for terms expiring at the 2005 Annual Meeting	Principal Occupation	Age	Director Since
Susan F. Davis	Vice President of Human Resources of Johnson Controls, Inc., a global market leader in automotive systems and building controls (Milwaukee, Wisconsin)	48	1998
Russell M. Flaum	Executive Vice President of Illinois Tool Works, Inc., an international manufacturer of engineered metal and plastic components (Glenview, Illinois)	51	1997
Michael J. Sebastian	Retired since 1995 from Cooper Industries, Inc., manufacturer of electrical, automotive and industrial equipment (Houston, Texas)	71	1991
Directors whose terms expire at the 2004 Annual Meeting
Carl E. Pfeiffer	Chairman Emeritus, Quanex Corporation	71	1966
Vincent R. Scorsone	Retired since 1994 from ALCOA, Inc. a manufacturer of aluminum products (Pittsburgh, Pennsylvania)	66	1995
Directors whose terms expire at the 2003 Annual Meeting
Donald G. Barger, Jr.	Senior Vice President and Chief Financial Officer of Yellow Corporation, a provider of transportation services throughout North America and, through partnership alliances, other international markets (Overland Park, Kansas)	58	1995
Raymond A. Jean	Chairman of the Board, President and Chief Executive Officer, Quanex Corporation	59	2001
Joseph J. Ross	Chairman and Chief Executive Officer of Federal Signal Corporation, a global manufacturer of niche products (Oak Brook, Illinois)	55	2001

        Ms. Davis, and Messrs. Flaum and Sebastian, have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

        Ms. Davis has been employed in the principal occupation shown above, or in a similar one with the same employer, for more than five years. Ms. Davis currently serves on the board of Butler Manufacturing Company.

        Mr. Flaum has been employed in the principal occupation shown above, or in a similar one with the same employer, for more than five years.

        Mr. Sebastian retired from Cooper Industries, Inc. in 1995, and for more than five years prior to his retirement, he served as Executive Vice President.

        Mr. Pfeiffer served as the Company's Chairman of the Board of Directors from 1989 to 1995 and retired from active management in 1992. Mr. Pfeiffer retired as non-executive Chairman of the Board in 1995.

        Mr. Scorsone retired from ALCOA, Inc. in 1994, and prior to his retirement, served as Executive Vice President, Chairman's Counsel from 1991 to 1994 and Group Vice President, ALCOA Aerospace and Industrial Products from 1986 to 1991.

        Mr. Barger was appointed to his present position with Yellow Corporation in December 2000. From March 1998 to December 2000, Mr. Barger was Vice President and Chief Financial Officer of Hillenbrand Industries, a provider of services and products for the health care and funeral services industries. From 1993 to 1998, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc., a diversified steel processor. From 1973 to 1993, Mr. Barger was employed by B. F. Goodrich Company, manufacturer of automobile tires and related products. Mr. Barger currently serves on the board of Gardner Denver Machinery Inc.

        Mr. Jean joined the Company as Chief Executive Officer and was elected to the Board of Directors in February 2001 and elected Chairman of the Board in May 2001. Prior to joining the Company, Mr. Jean was Corporate Vice President and a member of the Board of Directors for Amsted, a diversified, privately held manufacturer of railroad, vehicular, building, and general industrial products. Prior to joining Amsted Industries, through its acquisition of Varlen Corporation in August 1999, Mr. Jean had served as President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets. Mr. Jean currently serves on the board of Amsted Industries.

        Mr. Ross was appointed to his present position with Federal Signal Corporation, a global manufacturer and supplier of niche safety and communications equipment and components, in 1987 and became Chairman of the Board in 1990. Prior to that, he was President and Chief Operating Officer, and a member of the Board of Directors, of Federal Signal since 1986. From 1983 to 1986, Mr. Ross was Vice President, General Counsel and Secretary of Federal Signal Corporation.

Committees of the Board of Directors

        Pursuant to the Company's Bylaws, the Board of Directors has established several committees, currently consisting of an Executive Committee, an Audit Committee, a Compensation and Management Development Committee, and a Nominating and Corporate Governance Committee. During fiscal 2001, the Board of Directors met five times, the Compensation and Management Development Committee met six times, the Nominating and Corporate Governance Committee met three times, the Audit and

Environmental Compliance Committee met twice, and the Finance and Investment Committee met once. The Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members.

Change in Committees

        On December 6, 2001, The Audit and Environmental Compliance Committee was renamed the Audit Committee. In addition, the Finance and Investment Committees' duties were redistributed and the committee was eliminated.

Audit Committee

        The current members of the Audit Committee are Messrs. Flaum, Ross and Barger, who is Chairman. The Audit Committee's responsibilities to the Board are detailed in the following Charter:

QUANEX CORPORATION
AUDIT COMMITTEE CHARTER

Purpose

        The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information provided by the Company to the public and governmental and regulatory bodies, the Company's systems of internal accounting, the Company's financial controls, the annual independent audit of the Company's financial statement, and compliance with applicable laws and regulations which may represent material financial exposure to the Company.

        In discharging its role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent the Company's shareholders; and, accordingly, the independent auditors are ultimately accountable to the Board through the Committee.

        The Committee will review and reassess the adequacy of this Charter on an annual basis.

Membership

        The Committee will be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the New York Stock Exchange. Accordingly members will be independent outside directors who, in the judgment of the Board, are financially literate or who can become financially literate within a reasonable period of time after appointment to the Committee. At least one member of the Committee will have accounting or related financial management expertise, as the Board interprets such qualification in its business judgment.

Key Responsibilities

        The Committee's job is one of review and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management and the independent auditors have more time, knowledge, and detailed information concerning the Company than do Committee members. Consequently, in performing its functions, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

        The following functions will be the common recurring activities of the Committee. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Key Audit Responsibilities

1.
The Committee will review with management and the independent auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K and review and consider with the independent auditors the matters remaining to be discussed by Statement of Auditing Standards No. 61, as it may be modified or supplemented.

2.
As a whole or through the Committee chair, the Committee will review with the independent auditors the Company's interim financial results.

3.
The Committee will discuss with management and independent auditors the quality and adequacy of the Company's internal controls.

4.
The Committee shall:

a.
Obtain from the independent auditors annually, a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standard Board Standard Number 1;

b.
Discuss with the independent auditors any such disclosed relationship and their impact on the auditors objectivity and independence; and

c.
Recommend that the Board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

5.
The Committee and the Board will have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent auditors.

6.
The Committee will review annually the Company's Risk Management program.

7.
The Committee will monitor and review the establishment of investment objectives, policies, and performance criteria for the management of the Company's retirement and benefit plans.

8.
The Committee will review annually the performance of the Company's retirement and benefit plan asset investments.

        While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company's policies.

Report of the Audit and Environmental Compliance Committee

        We have reviewed and discussed the Company's audited financial statements for the year ended October 31, 2001 with management and with Deloitte & Touche LLP, certified public accountants, the independent auditors and accountants for the Company. In addition, we discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) with respect to those statements.

        We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1,

Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche LLP its independence in connection with its audit of the Company's most recent financial statements.

        Based on these reviews, discussions, and management's assurances, we recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

        Donald G. Barger, Russell M. Flaum and Joseph J. Ross, the current members of the Audit Committee, were appointed to such committee on December 6, 2001 in connection with the routine changes in membership on the committees of the Company's Board of Directors. Each of these persons, as well as each of the members of the Audit and Environmental Compliance Committee at the time the actions referred to in this report were taken as indicated below, is independent, as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

        The board of directors has adopted a written charter for the Audit Committee, a copy of which is contained in this Proxy Statement.

        The information in the foregoing five paragraphs shall not be deemed to be soliciting material, or be filed with the SEC or subject to Regulation 14A or 14C or to liabilities of Section 18 of the Securities Act, nor shall they be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate these paragraphs by reference.

                      Dated December 6, 2001

                      Audit and Environmental Compliance Committee
                      Donald G. Barger, Jr., Chairman
                      Susan F. Davis
                      Russell M. Flaum
                      Carl E. Pfeiffer

Audit and Related Fees

        Audit Fees: Fees from Deloitte & Touche LLP for the fiscal year 2001 audit and the review of Forms 10-Q were $414,000.

        Financial Information Systems Design and Implementation Fees: There were no fees billed by Deloitte & Touche LLP to the Company for financial information systems design and implementation for fiscal 2001.

        All Other Fees: Fees for all other services rendered by Deloitte & Touche LLP for fiscal 2001, including audits of employee benefit plans and other special purpose attestation reports, tax compliance and consulting, and other services were $493,360. Deloitte & Touche LLP is one of a number of tax and actuarial services providers used by the Company.

        The Audit Committee has determined that the provisions of services rendered for all other fees, as described in the paragraph above, is compatible with maintaining independence of Deloitte & Touche LLP.

Compensation and Management Development Committee

        The current members of the Compensation and Management Development Committee are Ms. Davis and Messrs. Flaum and Scorsone, who is Chairman. This Committee's responsibilities to the Board include the following:

  1)
  Review, approve and report to the Board of Directors regarding the Company's overall compensation policy, including compensation philosophy and strategy, short- and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.

  2)
  Review and approve the compensation to be paid to officers and key employees of the Company.

  3)
  Review and approve the establishment and administration of stock bonus plans and stock option plans for employees and non-employee directors.

  4)
  Serve as the appropriate committee to administer the Company's Executive Incentive Compensation Plan (EICP) and to approve the establishment of targets for such Plan, and to approve all awards under such Plan.

  5)
  Review the levels of pension benefits and insurance programs for officers and key employees.

  6)
  Review the adequacy of the management development program/process to assure a capable cadre of personnel to support the senior managerial needs of the Company.

Executive Committee

        The current members of the Executive Committee are Messrs. Pfeiffer, Scorsone, Sebastian and Jean, who is Chairman. This committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

Nominating and Corporate Governance Committee

        The current members of the Nominating and Corporate Governance Committee are Ms. Davis and Messrs. Ross and Sebastian, who is Chairman. This Committee's responsibilities to the Board include the following:

  1)
  Study and review with management the overall effectiveness of the organization of the Board and the conduct of its business, and make recommendations to the Board of Directors, as appropriate.

  2)
  Evaluate annually the performance of the Board of Directors.

  3)
  Consider nominees for director recommended by stockholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company's principal executive office and received by the chairman, as described in the Company by-laws and the section of this proxy entitled "Other Matters and Stockholder Proposals".

  4)
  Review annually any environmental issues and the adequacy of the Company's program relating to monitoring compliance with applicable laws relating to health, safety and the environment.

  5)
  Review annually and confirm with the Board of Directors the Company's program relating to monitoring compliance with the Company's Code of Business Conduct.

Nomination of Directors

        The Company's Bylaws provide that, subject to certain limitations discussed below, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a stockholder must give written notice of such stockholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Stockholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Stockholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to stockholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a stockholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to stockholders. Each notice of a nomination from a stockholder shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a stockholder's intent to nominate a person for director at the 2003 Annual Meeting must be given on or before November 30, 2002.

Director Compensation

        Directors (other than Mr. Jean, who is an officer of the Company) are paid a fee of $6,250, four times a year, at regular quarterly meetings and $1,250 for attendance at each meeting of the Board and $1,250 for each committee meeting attended. With the exception of the Executive Committee Chair, Committee Chairs receive a fee of $625 four times a year. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $3,000 per director for fiscal 2001.

        At the Annual Meeting of Stockholders held on February 22, 1996, the stockholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the "DC Plan") that provided for (i) the addition of a Common Stock election as an option for certain participants and (ii) a 20% Company matching award for participants electing to make their deferrals in the form of Common Stock. Under the terms of the DC Plan, officers and directors may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to a Common Stock account. If a participant elects to make a deferral to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to a participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant's account based upon the number of shares of Common Stock credited to such account. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. Under the terms of the DC Plan, as subsequently amended, in the event of a "change of control" of the Company, any amount credited to a participant's account is fully vested and is payable in cash within five days after the change of control occurs. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the persons who were members of the Board of Directors as of June 1, 1999 (the "Incumbent Board"), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to June 1, 1999 and his election, or nomination for election by Quanex's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. During 1999, the DC Plan was amended to provide that if a participant in the DC Plan is entitled to a cash payment of a bonus under the Quanex Corporation Executive Incentive Compensation Plan and the Company determines that section 162(m) of the Internal Revenue Code of 1986, as amended, may not allow the Company to take a deduction for part or all of the bonus then, the payment of the amount of the bonus that is not deductible by the Company will be delayed and deferred under the provisions of the Plan until the 76th day following the end of the fiscal year of the Company in which the bonus was earned. During fiscal 2001, Ms. Davis and Messrs. Barger and Flaum elected to defer director fees of $40,250, $12,513, and $14,300 respectively, under the DC Plan in the form of Common Stock and their accounts were credited with 1,924, 590 and 674 shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 391, 122 and 139 shares of Common Stock.

        At the Annual Meeting of Stockholders held on February 26, 1998, the stockholders of the Company approved the Quanex Corporation 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 400,000 shares of Common Stock. The 1997 Plan currently provides for grants of options, to be determined by the Board of Directors, to all non-employee directors on each October 31 on which the director serves as a director of the Company. Option agreements for options granted under the 1997 Plan may provide that the options are transferable to or for the benefit of certain family members. The 1997 Plan, as subsequently amended, provides that options granted under the 1997 Plan after December 31, 1999 may continue to be exercisable and shall continue to vest for a period of not longer than three years after the death, disability or retirement of the non-employee director. During fiscal 2001, Ms. Davis and Messrs. Barger, Flaum, Pfeiffer, Ross, Scorsone and Sebastian were each granted options under the 1997 Plan to purchase 2,000 shares of Common Stock with an exercise price of $25.95. There are currently 350,000 shares of Common Stock remaining available for option grants under the 1997 Plan.

        The Company also has in effect the Quanex Corporation Non-Employee Director Retirement Plan (the "Retirement Plan"), which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board. Under the Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a non-employee director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

Further Information

Principal Stockholders

        The following table sets forth as of November 30, 2001, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock. Such information is based upon information provided to the Company by such persons or their required SEC filings.

Name and Address	Amount and Nature of Beneficial Ownership		Percent (%)
Putnam Investment Management, 1 Post Office Square, Boston, MA, 02109-2137	1,292,235	(1)	9.6
Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,048,902	(2)	7.8
Merrill Lynch Investment Management, Inc., Equity Funds Group, 800 Scudders Mill Road, Plainsboro, NJ 08536-1606	1,027,325	(3)	7.6
Wallace R. Weitz & Company, One Pacific Place, Suite 600, Omaha, NE 68124	992,800	(4)	7.4

(1)
The affiliated registered investment managers of Putnam Investment Inc., Putnam Investment Management, Inc., (PIM) and the Putnam Advisory Company, Inc. (PAC), each hold 711,654 and 580,581 shares respectively, of which PIM possesses sole voting authority on 303,870 shares and no voting power on 407,784 shares and PAC possesses no voting authority on 580,581 shares.

(2)
Dimensional Fund Advisors, Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both investment and voting power with respect to all shares owned. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities.

(3)
Of the 1,027,325 shares beneficially owned, Merrill Lynch Investment Managers possesses sole voting authority on 975,205 shares and no voting authority on the remaining 52,120 shares.

(4)
Possesses sole voting authority of all shares.

Common Stock Ownership

        The following table sets forth as of December 31, 2001, the number and percentage of beneficial ownership of shares of Common Stock, the shares of Common Stock credited under the Deferred Compensation Plan, the principal amount of the Company's 6.88% Convertible Subordinated Debentures (the "Debentures") owned, the amount of shares obtainable upon conversion of the debentures owned and the amount of shares obtainable upon conversion of options exercisable (or exercisable within 60 days) for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 18 of this Proxy Statement, and all officers and directors as a group.

	Common Stock Owned of Record	Common Stock Credited Under DC Plan	Face Value of Debentures Benefically Owned	Common Stock of Converted Debentures	Common Stock Underlying Exercisable Options(1)	Total	Percent
Donald G. Barger, Jr.	4,374	3,067	—	—	14,000	21,441	*
Michael R. Bayles	6,702	—	—	—	—	6,702	*
Susan F. Davis	2,928	2,770	15,000	476	9,000	15,174	*
Russell M. Flaum	250	971	—	—	18,000	19,221	*
Paul J. Giddens	—	12,569	—	—	28,999	41,568	*
Raymond A. Jean	60,600	—	—	—	33,333	93,933	*
Robert V. Kelly, Jr.	21,958	—	—	—	122,766	144,724	1.1
Terry M. Murphy	5,445	12,118	—	—	28,332	45,895	*
Viren M. Parikh	2,344	3,440	50,000	1,587	51,966	59,337	*
Carl E. Pfeiffer	17,865	—	—	—	17,000	34,865	*
Joseph J. Ross	1,000	322	—	—	2,000	3,322	*
Vincent R. Scorsone	9,000	4,545	148,000	4,697	27,000	45,242	*
Michael J. Sebastian	20,200	—	245,000	7,774	21,000	48,974	*
All Officers and Directors as a group	152,666	39,802	458,000	14,534	373,396	580,398	4.3

(1)
Includes options exercisable within 60 days.

*
Less than 1.0%

Directors and officers have sole voting and investment power with respect to the securities they own.

Executive Officers

        Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

Name and Age	Office and Length of Service
Raymond A. Jean; 59	Chairman of the Board, President and Chief Executive Officer since 2001
Michael R. Bayles; 50	Vice President, Strategic Planning and Business Development since 2001
Terry M. Murphy; 53	Vice President of Finance and Chief Financial Officer since 1999
Paul J. Giddens; 57	Vice President of Human Resources and Administration since 1998
Robert V. Kelly, Jr.; 63	Vice President since 1979 (also President, Vehicular Products Group since 2001)
Viren M. Parikh; 59	Controller since 1993

        Mr. Jean was elected Chairman of the Board on May 22, 2001 and was named President and Chief Executive Officer of the Company on February 22, 2001. Prior to that time, Mr. Jean was Corporate Vice President of Amsted Industries, a diversified, privately held manufacturer of railroad, vehicular, building, and general industrial products, since 1999. Prior to that time, Mr. Jean was President and Chief Executive Officer of Varlen Corporation, a leading manufacturer of engineered components for transportation markets, since 1999 and President and Chief Operating Officer since 1997. Prior to that time, Mr. Jean was Group Vice President and Chief Operating Officer of Varlen since 1993 and Group Vice President since 1988.

        Mr. Bayles was named Vice President, Strategic Planning & Business Development of the Company on May 24, 2001. Prior to that time, Mr. Bayles was Executive Vice President of Helm Financial, a firm engaged in the leasing of rail transportation equipment, since 2000. Prior to that time, Mr. Bayles was President and Chief Operating Officer of Standard Truck Company, a privately held company serving the railroad components market, since 1998 and President and Chief Operating Officer of M-Wave, Inc., a leading manufacturer of high performance printed circuits, since 1997. Prior to that time, Mr. Bayles held manufacturing and general manager positions at Varlen Corporation since 1988.

        Mr. Murphy was named Chief Financial Officer and Vice President of Finance of the Company on July 1, 1999. Prior to that time, Mr. Murphy was Senior Vice President, Finance and Chief Financial Officer for The Barnes Group Inc., a diversified manufacturer of metal parts and distributor of industrial supplies, from 1997 to 1999 and Vice President and Chief Financial Officer of Kysor Industrial Corporation, a manufacturer of commercial refrigeration products, from 1992 to 1997. Prior to that time, Mr. Murphy was Vice President of Finance, Treasurer and Chief Financial Officer of Northwest Telecommunications from 1986 to 1992.

        Mr. Giddens was named Vice President of Human Resources and Administration of the Company on September 1, 1998 and prior to that time was Corporate Director of Human Resources for Barnes Group, Inc. since June 1997 and Vice President of Human Resources for York & Associates, Inc., a business information systems consulting firm, since October 1996. Prior to that time, Mr. Giddens was Corporate Director of Human Resources for Georgia Pacific Corporation, a forest products company, since July 1992 and Manager of Human Resources & Organizational Development for General Electric Company since April 1985.

        Mr. Kelly has been principally employed in the position of Vice President for more than five years. Mr. Kelly was promoted to President, Vehicular Products Group in November, 2001 and prior to that was Group President since 1982 and President of MACSTEEL since 1977.

        Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Controller of the Tube Group, a division previously owned by the Company, until April 1, 1993 when he was named Controller.

QUANEX CORPORATION

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION

        The Compensation and Management Development Committee (the "Committee") of your Board of Directors is pleased to present its annual report, which is intended to update shareholders on the results of the executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 2001.

        During the fiscal year ended October 31, 2001, the Committee was comprised of the following Board Members, all of whom were non-employee directors of the Company: Michael J. Sebastian, Chairman; Susan F. Davis; and Vincent R. Scorsone.

        The Committee's responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual incentive and stock incentive plans. In addition to these duties, the Committee also oversees the senior management selection, development and succession processes of the Company. During the 2001 fiscal year, the Committee met six times.

EXECUTIVE COMPENSATION PHILOSOPHY

        The objective of the executive compensation program is to create financial incentive for corporate officers and key executives to achieve performance plans and enhance shareholder value by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective the Company emphasizes variable incentive pay. The executive compensation program includes base salary, annual cash incentive compensation, long-term stock based grants and awards, and executive benefits.

        On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this Proxy Statement and is used because it is more representative of the market in which the Company competes for executive talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data, which are reported annually.

        Variable incentives, both annual and longer-term, are important components of the program and are used to link pay with performance results. Longer-term incentives are designed to create a heavy emphasis on the increase in total shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and group profitability using return on investment, return on equity, and cash flow. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific group and/or division responsibilities are measured on both Company-wide and business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from limitation, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities, and results in increased benefit to the Company's shareholders. Incentive awards for fiscal year 2001 were determined based on the predetermined quantitative performance standards.

        The following is a discussion of each of the principal components of the total executive compensation program. There have been no major changes in the executive compensation program during the 2001 fiscal year.

Base Salary

        The base salary program targets the median of the primary comparison group. Each executive is reviewed on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median (50th percentile of the market) at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the market median.

Annual Incentive Compensation

        The Committee administers the Executive Incentive Compensation Program ("EICP") for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

        The EICP relies primarily on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measures include the ratio of cash flow to revenues, return on common equity, and return on investment. For group and division executives, the performance measures include the business unit ratio of cash flows to revenue and business unit return on controllable investment.

        Based primarily on objective standards established at the beginning of the fiscal year, awards are calibrated at the 75th percentile if the Company achieves 75th percentile performance results. For fiscal year 2001, the performance results and incentive awards were consistent with this strategy.

Long-Term Stock Based Compensation

        The goal of the Company's long-term incentive program is to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. In addition, long-term incentives encourage management to focus on the longer-term development and prosperity of the Company, in addition to annual operating profits. The Company encourages directors, corporate officers and key executives to own and maintain significant stock holdings.

        The Company annually grants stock options to its key executives based on competitive multiples of base salary as valued using Black Scholes, an industry accepted option valuation technique. Senior executives typically receive a higher multiple than other option participants and, as a result, have a greater portion of their total compensation linked to increases in shareholder value. In determining the appropriate grant values, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. These companies are the same ones used for comparisons of salary and bonus levels for Quanex executives. The ultimate value of any stock option is based solely on the increase in value of shares over grant price. Options have historically been granted at fair market value on the date of the grant, have a term of ten years, and vest over a three-year period. During fiscal year 2001 the Committee granted options to purchase shares of common stock to corporate officers and select senior executives consistent with this policy.

Executive Benefits

        The Company believes that it is critical in attaining and retaining top executive talent to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations, and to provide a mechanism for recruiting and retaining executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        The Chief Executive Officer, Mr. Raymond A. Jean, participates in the executive compensation program described in this report.

        Mr. Jean accepted the position of Chief Executive Officer effective February 22, 2001 and was provided with an annual base salary of $500,000. At the close of fiscal year 2001, Mr. Jean's base salary remains at $500,000.

        Upon acceptance of the position, Mr. Jean received 40,000 shares of Quanex Corporation Restricted Stock. This stock award will become vested (and transferable) in the amount of 20,000 shares on the first anniversary of his employment, and 20,000 shares on the second anniversary of his employment.

        Mr. Jean also received a Non-Incentive Stock Option to purchase 100,000 shares of Quanex Corporation common stock for a per-share exercise price of $18.25, the closing price on the date of his employment. The option vests in thirds on the first, second and third employment anniversary dates.

        In addition, Mr. Jean received a guaranteed minimum Executive Incentive Compensation Plan (EICP) bonus award for fiscal year 2001 in the amount of $350,000.

        In fiscal year 2001, Mr. Jean was granted options to purchase 55,000 shares of Quanex Corporation common stock with an exercise price of $26.00 (fair market value on the date of the grant).

Respectfully submitted,

Compensation and Management Development Committee
Michael J. Sebastian, Chairman
Susan F. Davis
Vincent R. Scorsone

        The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers for each of the last three fiscal years.

Summary Compensation Table

Long Term Compensation
		Annual Compensation			Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Restricted Stock Award(s)(3) ($)	Options/ SARs(#)	LTIP Payouts ($)	All Other Compen- sation(4) ($)
Raymond A. Jean, (5) Chairman of the Board, President and Chief Executive Officer	2001 2000 1999	344,918 0 0	350,000 0 0	65,650 0 0	730,000 0 0	155,000 0 0	0 0 0	84,639 0 0
Vernon E. Oechsle, (6) (Former) Chief Executive Officer	2001 2000 1999	530,016 530,016 512,516	223,878 263,386 589,625	62,976 90,219 84,905	0 0 0	0 70,000 61,500	0 0 0	4,250 14,626 33,387
Terry M. Murphy, (7) Vice President—Finance Chief Financial Officer	2001 2000 1999	254,178 244,167 80,000	157,759 156,746 78,891	7,695 4,761 0	0 0 171,000	25,000 25,000 30,000	0 0 0	37,433 39,856 500
Robert V. Kelly, Jr., Vice President and President, Vehicular Products Group	2001 2000 1999	275,000 264,167 252,428	151,134 193,866 263,075	4,106 4,026 9,498	0 0 0	25,000 25,000 20,000	0 0 0	4,250 4,250 4,000
Paul J. Giddens, Vice President—Human Resources and Administration	2001 2000 1999	172,417 162,917 154,167	107,017 104,586 152,029	4,788 8,842 1,136	0 0 0	14,000 16,000 13,000	0 0 0	8,531 18,488 55,880
Viren M. Parikh, Controller	2001 2000 1999	149,500 143,500 138,083	77,327 76,768 113,474	2,152 2,100 3,353	0 0 0	9,500 10,000 8,000	0 0 0	19,203 11,264 26,809

(1)
Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 2001 also include the dollar value of the portion of the bonuses deferred by Messrs. Murphy, Giddens and Parikh under the Company's DC Plan. Such amounts, if not deferred, would have been payable to each of such officers on December 6, 2001. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a Common Stock and/or cash account. If a participant elects to defer a portion of his bonus to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to each participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred and matched based upon the closing price of the Common Stock on the NYSE on the day that the bonus would have been paid had it not been deferred. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. In fiscal year 2001, the dollar value of the bonus deferred under the DC Plan to a Common Stock account by Messrs. Murphy, Giddens and Parikh was $157,759, $21,403 and $77,327, respectively. Based upon the closing price of the Common Stock on the NYSE on such date, of $26.98 per share, 5,847, 793 and 2,866 shares of Common Stock were credited under the DC Plan to the account of Messrs. Murphy, Giddens and Parikh, respectively.

(2)
Represents amounts reimbursed during the fiscal year for the payment of taxes as well as perquisites and other personal benefits, which totaled or exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for each named officer. For individuals above whose perquisites and other personal benefits met this threshold for any one year, these amounts were included in all years presented for comparability. Of the perquisites and other personal benefits reported in "Other Annual Compensation" above, Mr. Oechsle received financial planning services of $16,063 and $32,713 in 2001 and 2000, respectively, which exceeded 25% of his total perquisites and other personal benefits in those respective years.

(3)
Mr. Jean received 40,000 restricted stock awards on February 22, 2001. The closing stock price on that date was $18.25. These awards vest in 50% increments on each of the first and second anniversaries of the date of the awards. Dividends are paid on these restricted shares. As of October 31, 2001, the remaining 40,000 unvested restricted shares were valued at $1,038,000 using the closing market price of $25.95 on that date. Mr. Murphy received 6,000 restricted stock awards on July 1, 1999. The closing stock price on that date was $28.50. These awards vest in 33 1/3% increments on each of the first through third anniversaries of the date of the awards. Dividends are paid on these restricted shares. As of October 31, 2001, the remaining 2,000 unvested restricted shares were valued at $51,900 using the closing market price of $25.95 on that date.

(4)
Includes matching contributions made by the Company to defined contribution plans for each of the fiscal years indicated as well as moving expense reimbursements, where applicable. The amounts shown also include the dollar value of the number of shares of Common Stock credited by the Company as the matching awards, to the accounts of each participant in the DC Plan who elected to defer a portion of their bonus in the form of Common Stock. For fiscal year 2001, the number of shares of Common Stock credited by the Company as matching contributions under the DC Plan to the accounts of Messrs. Murphy, Giddens and Parikh was 1,170, 159 and 574 shares, respectively. Based on the closing price of the Common Stock on the NYSE on December 6, 2001, of $26.98 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 2001 to the accounts of Messrs. Murphy, Giddens and Parikh was $31,567, $4,290 and $15,487. Based on the closing price of the Common Stock on the NYSE on December 7, 2000, of $18.4375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 2000 to the accounts of Messrs. Oechsle, Murphy, Giddens and Parikh were $10,546, $15,690, $12,556 and $7,688, respectively. Based on the closing price of the Common Stock on the NYSE on December 8, 1999, of $19.375 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1999 to the accounts of Messrs. Oechsle, Giddens and Parikh were $29,489, $24,335 and $22,708, respectively.

(5)
Joined the Company in February 2001 as President and Chief Executive Officer and became Chairman of the Board of Directors in May 2001.

(6)
Retired as Chief Executive Officer in February of 2001.

(7)
Joined the Company in July 1999 as Vice President—Finance and Chief Financial Officer.

Option/SAR Grants in Last Fiscal Year

	Individual Grants				Grant Date Value
(a)	(b)	(c)	(d)	(e)	(f)
Name	Options/ SARs Granted(1) (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Share)	Expiration Date	Grant Date Present Value($)(2)
Raymond A. Jean	100,000	26.2%	$18.2500	02-22-11	$593,000
Raymond A. Jean	55,000	14.4%	$26.0000	10-23-11	$471,900
Vernon E. Oechsle	0	0.0%	$0.00	N/A	$0
Terry M. Murphy	25,000	6.5%	$26.0000	10-23-11	$214,500
Robert V. Kelly, Jr.	25,000	6.5%	$26.0000	10-23-11	$214,500
Paul J. Giddens	14,000	3.7%	$26.0000	10-23-11	$120,120
Viren M. Parikh	9,500	2.5%	$26.0000	10-23-11	$81,510

(1)
All stock options granted in fiscal year 2001 become exercisable in 33 1/3% increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant.

(2)
Calculated using the Black-Scholes option pricing model. For grants that expire 10-23-11, the calculation assumes volatility of 42.69%, a risk free interest rate of 3.96%, an annual dividend yield of 2.89%, a 5-year weighted average expected option life, and option grants at $26.00 per share. For grants that expire 02-22-11, the calculation assumes volatility of 43.17%, a risk free interest rate of 4.97%, an annual dividend yield of 3.57%, a 5-year weighted average expected option life, and option grants at $18.25 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Option/SAR Values

(e)
(a)	(b)	(c)	(d)	Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/Unexercisable
Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options/SARs at FY-End(#) Exercisable/Unexercisable
Raymond A. Jean	-0-	-0-	0/155,000	$0/$770,000
Vernon E. Oechsle	-0-	-0-	323,033/67,167	$1,133,825/$461,165
Terry M. Murphy	-0-	-0-	28,332/51,668	$129,017/$161,546
Robert V. Kelly, Jr.	-0-	-0-	122,766/48,334	$430,249/$161,546
Paul J. Giddens	-0-	-0-	28,999/29,001	$161,211/$103,714
Viren M. Parikh	-0-	-0-	51,966/18,834	$184,114/$64,621

ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65

	Years of Service
Remuneration
	15	20	25	30 or Over
$125,000	$51,563	$68,750	$85,938	$100,000
$150,000	61,875	82,500	103,125	120,000
$175,000	72,188	96,250	120,313	140,000
$200,000	82,500	110,000	137,500	160,000
$225,000	92,813	123,750	154,688	180,000
$250,000	103,125	137,500	171,875	200,000
$300,000	123,750	165,000	206,250	240,000
$350,000	144,375	192,500	240,625	280,000
$400,000	165,000	220,000	275,000	320,000
$450,000	185,625	247,500	309,375	360,000
$500,000	206,250	275,000	343,750	400,000
$550,000	226,875	302,500	378,125	440,000
$600,000	247,500	330,000	412,500	480,000
$650,000	268,125	357,500	446,875	520,000
$700,000	288,750	385,000	481,250	560,000
$750,000	309,375	412,500	515,625	600,000
$800,000	330,000	440,000	550,000	640,000
$850,000	350,625	467,500	584,375	680,000
$900,000	371,250	495,000	618,750	720,000

        The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the Quanex Corporation Employee Savings Plan as well as the DC Plan, and is that compensation shown as "Salary" and "Bonus" in the Summary Compensation Table. The Quanex Corporation Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Quanex Corporation Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

        As of November 1, 2001 the individuals named in the Summary Compensation Table had the following years of service under the Company's pension plans: Mr. Jean—0; Mr. Murphy—2; Mr. Kelly, Jr.—24; Mr. Giddens—3; and Mr. Parikh—22.

Change in Control Arrangements

        The Company has entered into change in control agreements with all of its executive officers. The form of agreement provides that in the event of a "change in control" of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years. A "change in control" is defined generally as (i) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of either (a) the Company's then-outstanding Common Stock or (b) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors, (ii) a change in a majority of the members of the Board of Directors as of the effective date of the agreement (the "Incumbent Board"), (iii) generally, a reorganization, merger or consolidation or sale of the Company or disposition of all or substantially all of the assets of the Company, or (iv) the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. For this purpose, an individual will be treated as a member of the Incumbent Board if he becomes a director subsequent to the effective date of the agreement and his election, or nomination for election by Quanex stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; unless his initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. Upon an event that is a change in control, all options to acquire Common Stock and all stock appreciation rights pertaining to Common Stock held by the executive will immediately vest and be fully exercisable, and all restrictions on restricted Common Stock granted to the executive will be removed and the stock will be fully transferable. If during the three-year period following a change in control the executive's employment is terminated by the Company (or its successor) other than for "cause" (as defined in the agreement), the executive will be entitled to a payment equal to 3 times the sum of (a) the executive's base salary and (b) the executive's annual bonus. Such payment is to be payable in cash.

Agreement Regarding Retirement of Mr. Oechsle

        In connection with his retirement in 2001 as Chief Executive Officer of the Company, Mr. Oechsle has agreed not to compete with the Company through October 31, 2004. The Company has agreed to pay Mr. Oechsle his base pay through October 31, 2003, and to consider such date as his retirement date for purposes of the Company's Supplemental Benefit Plan.

Agreement in Connection with Employment of Mr. Jean

        The Company has entered into an agreement with Mr. Jean providing that, in the event that his employment with the Company is terminated by the Board of Directors for a reason other than for cause (as defined in the agreement), Mr. Jean is entitled to certain benefits agreed to by the Company. Such benefits consist of the following: annualized base salary for two years following the date of termination; prorated bonus for the year in which he is terminated; continuation of restricted stock award and stock option vesting for 24 months following the date of termination, at which point he will be deemed to have retired under the stock option plan; and continuation of welfare benefits (including COBRA payments for group health plans) in which Mr. Jean participates at the Company's expense for 18 months following the date of termination.

Relative Market Performance Presentation

        The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return for the Russell 2000 Index (the "Russell 2000") and the Company's industry peer group. During the fourth quarter of fiscal 2001, the Company adopted a new strategy requiring increased focus on its two core markets—Vehicular Products and Building Products. Accordingly, the Company compiled a new peer group for fiscal 2001 in order to better match its new strategic focus. The "New Peer Group" is comprised of: Amcast Industrial Corp., Barnes Group, Inc., Carpenter Technology Corp., Commonwealth Industries, Inc., Gibraltar Steel Corp., Hayes Lemmerz Int'l., Inc., Intermet Corp., IPSCO, Inc., Modine Manufacturing Co., Premdor, Inc. Superior Industries Int'l., Texas Industries, Inc., Timken Co., Wolverine Tube, Inc. and Worthington Industries. The "Old Peer Group" is comprised of: Birmingham Steel Corp., Carpenter Technology, Commonwealth Industries, Inc., IMCO Recycling, Inc., Kaiser Aluminum Corp., Keystone Cons. Industries, Inc., Laclede Steel Co., Mascotech, Inc., NS Group, Inc., Oregon Steel Mills, Inc., Roanoke Electric Steel Corp., Timken Co., and Worthington Industries. The graph below compares the Company to both the old and the new peer groups. Additionally, the Company will change its broad equity market index comparison to the Russell 2000 index instead of the Standard & Poor's 500 composite Stock Index (the "S&P 500"). Management considers this to be a more meaningful comparison as companies in that index have similar market capitalization levels. The graph below compares the Company to both the Russell 2000 and the S&P 500.

Comparative Five-Year Total Returns*
Quanex Corp., Russell 2000, S&P 500, Old Peer Group, New Peer Group
(Performance results through 10/31/2001)

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in NX common stock, Russell 2000, S&P 500, Old Peer Group, and New Peer Group.

*Cumulative total return assumes reinvestment of dividends.

Source: Russell/Mellon Analytical Services

Compliance with Section 16(a) of the Exchange Act

        To the Company's knowledge and except as set forth below, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year 2001 all Section 16(a) filing requirements were complied with. Mr. Jean received 100,000 shares of stock options that were granted on February 22, 2001, and not reported until March 15, 2001 on an amended Form 3.

Other Matters and Stockholder Proposals

        The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 2002. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by stockholders.

        At the date of this Proxy Statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgment on such matters.

        Any proposals of stockholders to be presented at the Annual Meeting to be held in 2003 that are eligible for inclusion in the Company's Proxy Statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 26, 2002.

        The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2003 meeting would be December 30, 2002) nor more than 180 days (which for the 2003 meeting would be September 1, 2002) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2003 meeting would be April 14, 2003) later than the anniversary date of the immediately preceding Annual Meeting, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to stockholders or the date on which it is first disclosed to the public. A stockholder's notice to the Secretary must set forth with respect to each matter the stockholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company's books, of the stockholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business. In addition, if the stockholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

Houston, Texas
January 24, 2002

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
QUANEX CORPORATION

February 28, 2002

Please Detach and Mail in the Envelope Provided

A	/X/	Please mark your votes as in this example.
		FOR ALL NOMINEES LISTED OR ANY SUBSTITUTES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
(1)	To elect three directors to serve until the Annual Meeting of Stockholders in 2005;	/ /	/ /	Nominees:	Susan F. Davis Russell M. Flaum Michael J. Sebastian	(2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
INSTRUCTIONS: To withhold authority to vote for any nominee strike a line through his/her name.						Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

						The Board of directors has fixed the close of business on January 11, 2002, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.
						Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting.
						The Company's Annual Report to Stockholders for the year ended October 31, 2001, accompanies this Notice.

Signature(s)                                                                                                     Dated:                         , 2002

NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.

                                          WILL ATTEND
                                          MEETING                                           / /

Quanex Corporation 1900 West Loop South Suite 1500 Houston, Texas 77027 (713) 961-4600	QUANEX

                          January 24, 2002

Dear Fellow Stockholder:

        You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held at 8:00 a.m., C.S.T., on Thursday, February 28, 2002, at the Company's principal executive offices at 1900 West Loop South, 15th Floor, Houston, Texas.

        This year you will be asked to vote in favor of one proposal. The proposal concerns the election of three directors. This matter is more fully explained in the attached proxy statement, which you are encouraged to read.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PROPOSAL AND URGES YOU TO VOTE AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

        Thank you for your cooperation.

                          Sincerely,

                          Raymond A. Jean
                          Chairman of the Board

PROXY

QUANEX CORPORATION

PROXY SOLICITED BY BOARD OF DIRECTORS

         If no specification is made, proxies will vote FOR the election of the nominees named on the reverse side or any substitute for them as recommended by the Board of Directors.

        The undersigned stockholder(s) of Quanex Corporation appoints Raymond A. Jean and Vincent R. Scorsone, or either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Quanex Corporation, 1900 West Loop South, 15th Floor, Houston, Texas, on February 28, 2002, or any adjournment or adjournments thereof, on the matters described in the enclosed Proxy Statement dated January 24, 2002.

(Continued and to be signed on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

QUANEX CORPORATION

February 28, 2002

Co. #                                                                                                               Acct. #

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

        YOUR CONTROL NUMBER IS /                                                                                 /

Please Detach and Mail in the Envelope Provided

A	/X/	Please mark your votes as in this example.
		FOR ALL NOMINEES LISTED OR ANY SUBSTITUTES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED
(1)	To elect three directors to serve until the Annual Meeting of Stockholders in 2005;	/ /	/ /	Nominees:	Susan F. Davis Russell M. Flaum Michael J. Sebastian	(2) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
INSTRUCTIONS: To withhold authority to vote for any nominee strike a line through his/her name.						Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

						The Board of directors has fixed the close of business on January 11, 2002, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be made available at the time and place of the meeting during the whole time thereof.
						Please execute your vote promptly. Your designation of a proxy is revocable and will not affect your right to vote in person if you find it convenient to attend the meeting.
						The Company's Annual Report to Stockholders for the year ended October 31, 2001, accompanies this Notice.

Signature(s)                                                                                                     Dated:                         , 2002

NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer.

                                          WILL ATTEND
                                          MEETING                                           / /

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held February 28, 2002
Annual Meeting of Stockholders To Be Held February 28, 2002
MATTERS TO COME BEFORE THE MEETING
Committees of the Board of Directors
QUANEX CORPORATION AUDIT COMMITTEE CHARTER
Report of the Audit and Environmental Compliance Committee
Nomination of Directors
Director Compensation
Further Information
Common Stock Ownership
Executive Officers
QUANEX CORPORATION COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT TO SHAREHOLDERS ON EXECUTIVE COMPENSATION
Summary Compensation Table
Option/SAR Grants in Last Fiscal Year
Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65
Change in Control Arrangements
Agreement Regarding Retirement of Mr. Oechsle
Agreement in Connection with Employment of Mr. Jean
Relative Market Performance Presentation
Comparative Five-Year Total Returns* Quanex Corp., Russell 2000, S&P 500, Old Peer Group, New Peer Group (Performance results through 10/31/2001)
Compliance with Section 16(a) of the Exchange Act
Other Matters and Stockholder Proposals